Exhibit 4.2
GAIN CAPITAL HOLDINGS, INC.
AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     This AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of January 11, 2008, and amends and restates the original Investor Rights Agreement, dated as of March 29, 2006 (the “Original Agreement”), by and among GAIN Capital Holdings, Inc., a Delaware corporation (the “Company”), the persons identified on Schedule A hereto as an investor (each an “Investor” and collectively, the “Investors”) and the person identified on Schedule A hereto as a founding stockholder (the “Founding Stockholder”).
W I T N E S S E T H:
     WHEREAS, pursuant to the Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”) dated as of December 2, 1999, by and among Gain Capital, Inc. (a predecessor to the Company, “Gain Capital”) and the several persons named therein as purchasers (collectively the “Series A Investors”), the Series A Investors purchased an aggregate of 4,545,455 shares of Gain Capital’s Series A Preferred Stock, par value $0.001 per share, which, pursuant to a prior reorganization transaction effected in connection with the purchase of shares of Series D Preferred Stock (the “Reorganization Transaction”), were converted into shares of the Company’s Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”);
     WHEREAS, pursuant to the Series B Preferred Stock Purchase Agreement, (the “Series B Purchase Agreement”) dated as of July 25, 2001, by and among Gain Capital and the several persons named therein as purchasers (collectively the “Series B Investors”), the Series B Investors purchased an aggregate of 3,000,000 shares of Gain Capital’s Series B Preferred Stock, par value $0.001 per share, which, pursuant to the Reorganization Transaction, were converted into shares of the Company’s Series B Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”);
     WHEREAS, pursuant to the Series C Preferred Stock Purchase Agreement (the “Series C Purchase Agreement”) dated as of August 1, 2003, by and among Gain Capital Group, Inc. and the several persons named therein as purchasers (collectively the “Series C Investors”), the Series C Investors purchased an aggregate of 2,496,879 shares of Series C Preferred Stock, par value $0.001 per share, which, pursuant to the Reorganization Transaction, were converted into shares of the Company’s Series C Preferred Stock, par value $0.00001 per share (the “Series C Preferred Stock”);
     WHEREAS, pursuant to the Series D Preferred Stock Purchase Agreement (the “Series D Purchase Agreement”) dated as of March 26, 2006, by and among the Company, VantagePoint Venture Partners IV (Q), L.P., a Delaware limited partnership (“VantagePoint”) and the other purchasers named therein (together with VantagePoint, the “Series D Investors”), the Series D Investors purchased an aggregate of 3,254,678 shares of Series D Preferred Stock, par value $0.00001 per share (the “Series D Preferred Stock”);

     WHEREAS, pursuant to the Series E Preferred Stock Purchase Agreement (the “Series E Purchase Agreement”) dated as of the date hereof, by and among the Company and 3i U.S. Growth Partners L.P., 3i Technology Partners III L.P. VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P. and VP New York Venture Partners, L.P. (collectively, the “Series E Investors”), the Company has offered shares of the Company’s Series E Preferred Stock (as defined below) and the Series E Investors have agreed to purchase an aggregate of 2,611,606 shares of Series E Preferred Stock, $0.00001 par value (the “Series E Preferred Stock”) of the Company;
     WHEREAS, pursuant to the Original Agreement, the Company granted certain registration rights and financial information rights to the Series A Investors, the Series B Investors, the Series C Investors and the Series D Investors;
     WHEREAS, the Company and the undersigned Series A Investors, Series B Investors, Series C Investors and Series D Investors constitute the requisite parties necessary to amend and restate the Original Agreement; and
     WHEREAS, the Company wishes to grant certain rights to the Series E Investors with respect to the Series E Preferred Stock being purchased in accordance with the Series E Purchase Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for the good and valuable consideration, the parties, intending to be legally bound, mutually agree that the Original Agreement is hereby amended and restated as follows:
SECTION 1. GENERAL
     1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:
          “Blue Rock Entities” means Blue Rock Capital, L.P., Blue Rock Partners, L.P., and any hedge or mutual funds or other investment vehicles or entities of which any of the foregoing entities are affiliates.
          “Common Stock” means the common stock of the Company, par value of $0.00001 per share, and any stock into which such common stock of the Company may hereafter be converted upon a reclassification of such common stock in accordance with law.
          “Cross Atlantic Entities” means Cross Atlantic Technology Fund, L.P., XATF Management, LP, Cross Atlantic Capital Partners, and any hedge or mutual funds or other investment vehicles or entities of which any of the foregoing entities are affiliates.
          “Edison Entities” means Edison Venture Fund IV SBIC, L.P., Edison Partners IV, SBIC, LLC, and any hedge or mutual funds or other investment vehicles or entities of which any of the foregoing entities are affiliates.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
          “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
          “Holder” means (a) any person owning of record Registrable Securities that have not been sold to the public or (b) any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.
          “Initial Public Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act covering the offer and sale by the Company of its Common Stock.
          “Major Investor Entities” means the Blue Rock Entities, the Cross Atlantic Entities, the Edison Entities, the Tudor Entities, the VantagePoint Entities and the 3i Entities.
          “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.
          “Qualified Public Offering” means an underwritten, firm commitment public offering registered under the Securities Act (other than on Form S-4 or S-8 or any successor forms thereto) covering the offer and sale by the Company of its Common Stock in which the aggregate gross proceeds to the Company and/or its stockholders exceed $50,000,000 (calculated after deducting underwriters’ commissions and other offering expenses); provided that the gross proceeds for the account of the Corporation exceed $25,000,000 (calculated after deducting underwriters commissions and other offering expenses), and in which the public offering price per share of Common Stock (calculated before deducting underwriters’ discounts and commissions) equals or exceeds the sum of (x) $18.44 (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Common Stock) and (y) accumulated but unpaid dividends on one share of Series D Preferred Stock, and in which the Corporation’s Common Stock is listed for trading on the New York Stock Exchange, the NASDAQ National Market or the London Stock Exchange.
          “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing with the SEC a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.
          “Registrable Securities” means (a) any Shares; (b) any other shares of Common Stock now or hereafter held by the Investors or issuable to the Investors pursuant to options, warrants or convertible securities; and (c) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall cease to include any securities that have been sold by a person to the public pursuant to a registration statement in compliance with the Securities Act or pursuant to Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.
          “Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.
          “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3, 2.4 and 2.6 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and fees and expenses of the Company’s accountants, including the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and excluding Selling Expenses.
          “Rule 144” shall mean Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated under the Securities Act.
          “SEC” or “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
          “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
          “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.
          “Shares” means the shares of Common Stock issued or issuable upon the conversion of the Preferred Stock or other preferred equity securities of the Company now or hereafter owned by the Holders.
          “3i Affiliate” means any direct or indirect subsidiary, parent, general partner, limited partner or affiliate of the 3i Entities or of 3i Group plc or any entity or vehicle in which 3i Group plc and/or its affiliate has a majority economic interest and which is managed or advised by 3i Group plc or any of its affiliates.
          “3i Entities” means 3i U.S. Growth Partners L.P. and 3i Technology Partners III L.P.
          “Tudor Entities” means each of the following: Tudor BVI Global Portfolio Ltd., Tudor Proprietary Trading, LLC, Raptor Global Portfolio, Ltd., Witches Rock Portfolio, Ltd., Tudor Investment Corporation, Tudor Global Trading Inc., Tudor Venture II, L.P., Tudor

Ventures III, L.P., Tudor Private Equity Fund, L.P., Tudor Arbitrage Partners, L.P., Tudor BVI Futures, Ltd., Raptor Global Portfolio, L.P., Raptor Global Fund, L.P., Raptor Global Fund Ltd., ALTAR Rock Fund L.P., and their respective affiliates and any hedge or mutual funds other investment vehicles or entities of which any of the foregoing entities are affiliates, or any affiliate or affiliated group of Tudor Investment Corporation and/or Tudor Global Trading, Inc.
          “VantagePoint Entities” means VantagePoint, VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P., VP New York Venture Partners, L.P. and any hedge or mutual funds other investment vehicles or entities of which any of the foregoing entities are affiliates.
          “Warrants” means the warrants exercisable for shares of Series B Preferred Stock and issuable to the Investors in connection with their purchase of Series B Preferred Stock.
SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER
     2.1 Restrictions on Transfer.
          (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities, Preferred Stock or Warrants unless and until:
               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;
               (ii) Such disposition is made pursuant to and in compliance with Rule 144 (it is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances); or
               (iii) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not be required to be registered under the Securities Act.
          (b) Notwithstanding the provisions of paragraphs (i), (ii) and (iii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a limited or general partnership to its partners, or former partners, (B) a corporation to its shareholders in accordance with their interest in the corporation or to its affiliate, (C) a limited liability company to its members or former members, (D) to the Holder’s immediate family members or a trust for the benefit of an individual Holder or such Holder’s immediate family members, (E) in the case of Tudor Ventures II, L.P. (“Tudor”), to any Tudor Entity, (F) in the case of any VantagePoint Entity, to any VantagePoint Entity or (G) in the case of the 3i Entities, to any 3i Affiliate; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.
          (c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.
          (d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be unlegended may lawfully be so disposed of without registration, qualification or legend.
          (e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.
     2.2 Demand Registration.
          (a) Subject to the conditions of this Section 2.2, if (x) at any time prior to the Initial Public Offering the Company receives a written request from the Holders of a majority of the Registrable Securities then outstanding or (y) at any time subsequent to the Initial Public Offering the Company receives a written request from the Holders of 30% of the Registrable Securities then outstanding (as applicable, the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of all or a part of the Registrable Securities held by such Holders, then the Company shall:
          (A) within 15 days of the receipt thereof, give notice of such request to all Holders, and use its best efforts to effect, as soon as practicable, the registration of all Registrable Securities that the Holders have requested to be registered; and
          (B) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such

Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holders joining in such request as are specified in a written request received by the Company within 15 days after the date the Company mails such written notice. The Company may include in such registration any securities, for its own account or for the account of a security holder or holders, subject to the limitations set forth in Section 2.2(b) below.
          (b) If the Initiating Holders intend to distribute the Registrable Securities by means of an underwriting, they shall so advise the Company as a part of their demand pursuant to this Section 2.2 or Section 2.4 and the Company shall include such information in the notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon participation in such underwriting. The underwriter or underwriters for such offering shall be one of the Company’s historical underwriters or another underwriter selected by a majority in interest of the Initiating Holders and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all participating Holders, and the number of shares that may be included in the underwriting and registration shall be allocated pro rata to the participating Holders based on the number of Registrable Securities held; provided, however, the percentage of securities assigned to the VantagePoint Entities shall in no case be lower than thirty percent (30%) of the total number of securities underwritten; provided, further, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company and all securities that are not Registrable Securities are first entirely excluded from the underwriting and registration; and provided, further, that notwithstanding the foregoing, the Founding Stockholder shall have, with respect to an underwritten Initial Public Offering, the priority right to include his shares in any “green shoe” up to his pro rata share of securities sold by the stockholders in such underwritten Initial Public Offering to the extent not included in the underwritten Initial Public Offering.
          (c) The Company shall not be required to effect a registration pursuant to this Section 2.2:
               (i) prior to the earlier of (A) the third anniversary of the date of the Original Agreement or (B) six months following the effective date of the registration statement pertaining to a Qualified Public Offering;
               (ii) after the Company has effected two (2) registrations pursuant to this Section 2.2 and such registrations have been declared or ordered effective by the SEC and pursuant to which securities have been sold;
               (iii) during the period starting with the date of filing of, and ending on the date six months following the effective date of, a registration statement pertaining to any underwritten public offering made pursuant to this Section 2.2;
               (iv) if within thirty (30) days of receipt of a written request from

Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to make its Initial Public Offering within ninety (90) days;
               (v) if the Company shall furnish to the Initiating Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the applicable registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;
               (vi) if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 and disposed of in the intended manner pursuant to a request made pursuant to Section 2.4 below and if the Company files the requisite Form S-3; or
               (vii) if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) at an anticipated aggregate price to the public (after deduction for underwriter’s discounts and expenses related to the issuance) of less than $20,000,000.
     2.3 Piggyback Registrations. The Company shall notify all Holders at least thirty (30) days prior to the filing of any registration statement under the Securities Act for a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of the Registrable Securities held by such Holder. Each Holder desiring to include Registrable Securities in any such registration statement shall notify the Company within fifteen (15) days after the notice from the Company. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company, all upon the terms and conditions set forth herein.
          (a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders. In such event, the right of any Holder to include Registrable Securities in the registration statement pursuant to this Section 2.3 shall be conditioned upon the Holder’s participation in the underwriting. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders pro rata based on the total number of Registrable Securities held by the Holders (provided, however, notwithstanding anything to the contrary in the paragraph, the percentage of securities assigned to the VantagePoint Entities shall in no case be lower than thirty percent (30%) of the total number of securities underwritten); and third (to the extent of availability), to any other stockholder of the Company (other than a Holder) on a pro rata basis based on the total number of shares of Common Stock then held by such other stockholders. Notwithstanding the foregoing, the Founding Stockholder shall have, with respect to an underwritten Initial Public Offering, the priority right to include his shares in any “green shoe” up to his pro rata share of securities sold by the stockholders in such underwritten Initial Public Offering to the extent not included in the underwritten Initial Public Offering.
          (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.
     2.4 Form S-3 Registration.
          (a) If the Company shall receive from any Holder or Holders a request that the Company effect a registration on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
               (i) promptly give notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and
               (ii) as soon as practicable, effect such registration and all such qualifications and compliances as would permit or facilitate the sale and distribution of the Registrable Securities specified in such request, together with the Registrable Securities of any other Holder or Holders joining in such request by notice to the Company given within fifteen (15) days after receipt of such notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:
                    (1) if Form S-3 is not available for such offering by the Holders, or
                    (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an anticipated aggregate price to the public of less than $1,000,000, or
                    (3) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or
                    (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4.
          (b) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2. If the initiating Holders intend to distribute Registrable Securities pursuant to an underwriting, they shall so advise the Company in the demand pursuant to Section 2.2(b).
          (c) After the Company’s Initial Public Offering, the Company will use commercially reasonable efforts to qualify for the registration of its shares of Common Stock on Form S-3.
     2.5 Expenses of Registration. Except as specifically provided below in this Section 2.5, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the selling party, either the Company or the Holders selling the securities, as applicable. The Company shall not, however, be required to pay for Registration Expenses regarding any registration proceeding begun pursuant to Section 2.2, the request of which has been subsequently withdrawn by the Initiating Holders (and such Initiating Holders hereby indemnify the Company (on a several basis in proportion to the number of shares for which registration was requested) against all such expenses) unless (a) the withdrawal is based upon material adverse information concerning the Company (including a material drop in the market price of the Company’s common stock) of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, as provided above, such expenses shall be borne by the Holders requesting such registration in proportion to the number of shares for which registration was requested.
     2.6 Obligations of the Company. Whenever required to register any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to three months for a registration pursuant to Section 2.2 and for up to two years for a registration pursuant to Section 2.4 or, if earlier, until the Holder or Holders have completed the distribution related thereto.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration effective and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.
          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
          (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.
          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
          (g) Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.
          (h) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.
     2.7 Furnishing Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required under rules and regulations promulgated under the Securities Act to effect the registration of their Registrable Securities.
     2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder and the partners, officers, directors and stockholders of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, stockholder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, stockholder, underwriter or controlling person of such Holder.
          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, severally and not jointly, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers or stockholders or any person who controls such Holder, against any losses, claims, damages or liabilities to which the Company or any such person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and

each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such person in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity and payment obligation under this Section 2.8 exceed the net proceeds (after deducting commissions, taxes and other expenses) from the offering received by such Holder.
          (c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
          (d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds (after deducting commissions, taxes and other expenses) from the offering received by such Holder.
          (e) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
     2.9 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect once all Registrable Securities held by and issuable to Holders (and their affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period.
     2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, former partner, member, shareholder, former member or affiliate of a Holder, (b) is a Holder’s immediate family member or trust for the benefit of an individual Holder or immediate family members, (c) acquires at least fifty percent (50%) of the shares of Registrable Securities then held by the transferring Holder, (d) acquires at least twenty percent (20%) of the Registrable Securities then outstanding (as adjusted for stock splits and combinations), (e) in the case of Tudor, to any Tudor Entity, or (f) in the case of the 3i Entities, to any 3i Affiliate; provided, however, (i) the transferor shall, within ten (10) business days after such transfer or assignment, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee shall agree to be subject to all restrictions set forth in this Agreement.
     2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and holders of at least a majority of the Registrable Securities; provided that no such amendment or waiver shall affect any Holder in a more adverse or disproportionate manner than the other Holders without obtaining the consent of such adversely and disproportionately affected Holder (excluding for this purpose any adverse or disproportional effects resulting solely from differences in the numerical per share dividend rate, ranking, original issue price, redemption price or conversion price of a series of Preferred Stock). Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.
     2.12 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to, or on a parity with, those granted to the Holders hereunder.
     2.13 “Market Stand-Off” Agreement; Agreement to Furnish Information. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that:
               (i) such agreement shall apply only to, and in connection with, the Company’s Initial Public Offering; and
               (ii) all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements.
     Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative to comply with rules and regulations promulgated under the Securities Act in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.
     2.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the resale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:
          (a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;
          (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
          (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE COMPANY
     3.1 Basic Financial Information and Reporting.
          (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with U.S. generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under U.S. generally accepted accounting principles consistently applied.
          (b) Within one hundred fifty (150) days after the end of each fiscal year of the Company and so long as an Investor (with its affiliates) owns (or holds securities convertible into or exercisable for) at least 500,000 Shares (as may be adjusted from time to time for stock splits, stock dividends, combinations, subdivision, recapitalizations and the like) (a “Major Investor”), the Company will furnish each Major Investor a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with U.S. generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year and the figures from the most recent budget approved by the Board of Directors, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing whose selection has been approved by the Board of Directors.
          (c) The Company will furnish each such Major Investor (i) at least thirty (30) days prior to the beginning of each fiscal year a consolidated annual budget and operating plans, for such fiscal year approved by the Board of Directors (and as soon as available, any subsequent revisions thereto); and (ii) within thirty (30) days after the end of each month and fiscal quarter, a consolidated balance sheet of the Company as of the end of each such month or fiscal quarter, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such month or fiscal quarter and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, excluding footnotes and year-end adjustments, and a narrative discussion and analysis of the results of operations and financial condition of the Company.
          (d) The Company will furnish to each Major Investor:
               (i) promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries; and
               (ii) promptly after the commencement thereof, written notice of all actions, suits, claims, proceedings, investigations and inquiries by, against or affecting the Company that could materially adversely affect the Company or any of its subsidiaries, if any; and

               (iii) within ten (10) days after receipt thereof, copies of any notifications received by it regarding any defaults or alleged defaults or any loans or leases to which the Company is a party; and
               (iv) promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Major Investor reasonably may request, including, but not limited to, advertising, sales, and promotion costs and all marketing and sales personnel salaries and board approved compensation plans.
     3.2 Inspection Rights. Each Major Investor shall have the right, at its expense (but without any responsibility to defray expenses incurred by the Company in complying with its obligations under this Section 3.2), to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a Major Investor that is itself a competitor of the Company.
     3.3 Confidentiality of Records. Except with respect to such Investors as are parties to separate confidentiality agreements with the Company (the terms of which separate confidentiality agreements shall control), each Investor, on behalf of itself and its managers, directors, officers, employees, representatives and other advisors (collectively, the “Investor Parties”) agrees for a period of four years after receipt from the Company and its agents of any information concerning the business and affairs of the Company (the “Confidential Material”), to hold such information in strict confidence and to use such Confidential Information solely for the purpose of evaluating and managing the Investor’s investment in the Company and only to make available such Confidential Information to such manager, directors, officers, employees, representatives (including legal and accounting representatives) and other advisors as is reasonably necessary for the Investor to evaluate and manage the investment or as may be required by law or regulation or to comply with the requirements of (or to receive approvals from) any applicable governmental agency. Notwithstanding the foregoing, “Confidential Information” shall not include any information which: (i) is or becomes available to the public other than as a result of a disclosure by such Investor; (ii) was known to the Investor on a nonconfidential basis prior to its disclosure to the Investor by the Company; or (iii) becomes available to the Investor on a nonconfidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company. In addition, notwithstanding the foregoing, the Investor may disclose Confidential Information to any affiliate of the Investor and its managers, directors, officers, employees, representatives and other advisors as is reasonably necessary for the sole purpose of evaluating and managing the Investor’s investment in the Company as long as such affiliate, manager, director, officer, employee, representative or advisor agrees to keep such information confidential and provided such affiliate is not a competitor of the Company. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative, or other agent of any party) may disclose to any and all persons, without limitation of any kind, the Federal income tax treatment and Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.
     Notwithstanding anything to the contrary in this Section 3.3, the Company understands and agrees that the Major Investor Entities are in the business of evaluating technologies and the potential development plans of a large number of companies. In the course of their businesses, the Major Investor Entities are provided access to a variety of, and a steady stream of information regarding, many companies’ business plans, ideas and projections. Accordingly, the Company acknowledges that the Major Investor Entities may have in the past or may in the future hold discussions with, evaluate an investment in or develop an investment relationship with one or more companies who could be deemed to be competitive with the Company. The Company agrees that the Major Investor Entities may use, but not disclose, Residual Knowledge in evaluating, making or managing investments or investment relationships. For purposes of this Section 3.3, “Residual Knowledge” is knowledge of ideas, concepts and know-how contained in confidential information that is retained in the memories of persons who have had access to the confidential information. “Residual Knowledge” shall not include confidential information that has been intentionally memorized so as to reduce it to an intangible form for the purpose of creating Residual Knowledge.
     3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock and upon exercise of the Warrants, all shares of Preferred Stock and Common Stock issuable from time to time upon such conversion or exercise.
     3.5 Directors’ Expenses. The Company shall reimburse each member of the Board of Directors for all reasonable out of pocket expenses incurred in connection with the performance of such member’s duties as a Director and other reasonable expenses incurred that are pre-approved by the Company.
     3.6 Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification contracts with each of its directors to indemnify such directors to the maximum extent permissible under Delaware law.
     3.7 Indemnification. The Company will indemnify members of the Board of Directors to the broadest extent permitted by applicable law and will indemnify each Investor for any claims brought against the Investors by any third party (including any other shareholder of the Company) as a result of this financing and will enter into indemnification agreements with each representative of the Major Investor Entities on the Company’s Board of Directors in a form satisfactory to the applicable Major Investor Entity.
     3.8 Real Property Holding Corporation. The Company covenants that it will operate in a manner such that it will not become a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986,

as amended, and the regulations thereunder (“FIRPTA”). The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under
Reg. 1.897-2(h), or any supplementary or successor provision thereto. Within thirty (30) days of a request from an Investor or any of its partners, the Company will inform the requesting party, in the manner set forth in Reg. 1.897- 2(h)(1)(iv) or any supplementary or successor provision thereto, whether that party’s interest in the Company constitutes a United States real property interest (within the meaning of Internal Revenue Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.
     3.9 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (with the exception of Sections 3.4, 3.11, 3.12, and 3.13, which shall continue for so long as any shares of Preferred Stock or Warrants remain outstanding, and Sections 3.5, 3.6 and 3.7, which shall continue for so long as any Investor has a representative on the Company’s Board of Directors) shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to the Qualified Public Offering or (ii) upon an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction, together with their affiliates, own immediately after such transaction securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction (a “Change in Control”).
     3.10 Key Man Insurance. The Company will use its best efforts to maintain in full force and effect term life insurance in the amount of $2,000,000 on the life of Glenn Stevens, naming the Company as beneficiary.
     3.11 Directors and Officers Insurance. The Company has purchased and shall maintain directors and officers liability insurance covering the directors and officers of the Company in an amount of at least $5,000,000. Immediately prior to the consummation of an Initial Public Offering the level of coverage shall be increased to at least $10,000,000.
     3.12 Employee Agreements. The Company will cause each person now or hereafter employed by it or any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a non-disclosure and proprietary rights assignment agreement, substantially in the form approved by the Board of Directors.
     3.13 Equal Board Treatment. If any of the Major Investor Entities have representatives on the Board of Directors of the Company, any such representatives shall be accorded no less favorable treatment than the treatment which any other member of such Board of Directors receives in his or her capacity as a member of such Board of Directors with respect to all matters, including, without limitation, expense reimbursement and access to Company information and management; it being understood that only Independent Directors are expected to receive equity compensation for their Board of Director service. In addition, all observers to the Board of Directors appointed by the Major Investor Entities shall receive equal treatment to each other with respect to all matters, including, without limitation, expense reimbursement.

SECTION 4. RIGHT OF PURCHASE
     4.1 Subsequent Offerings. The Investors, along with Founding Stockholder and holders of more than 40,000 shares of Common Stock (each, a “Participant”, and collectively, the “Participants”), shall have Pro Rata a right to purchase all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. The term “Equity Securities” shall mean (i) any Common Stock or Preferred Stock (including, for this purpose, any new series of Preferred Stock that is hereafter created) of the Company, (ii) any security convertible or exchangeable, with or without consideration, into or for any Common Stock or Preferred Stock (including any option to purchase such a convertible or exchangeable security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock or Preferred Stock or (iv) any such warrant or right. The term “Pro Rata” means the quotient determined by dividing the number of shares of Common Stock held by each Participant, assuming conversion of all Preferred Stock and exercise of all Warrants, by the total number of shares of Common Stock held by all Participants, assuming conversion of all Preferred Stock and exercise of all Warrants.
     4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give the Participants notice of its intention, describing the Equity Securities, the identity of the person(s) to whom such Equity Securities would be issued, and the price and other terms and conditions upon which the Company proposes to issue the same. Each Participant shall have twenty (20) days from the receipt of such notice to agree to purchase up to its Pro Rata share of the Equity Securities proposed to be issued, for the price and upon the terms and conditions specified in the notice by giving notice to the Company and stating therein the quantity of Equity Securities it agrees to purchase.
     4.3 Issuance of Equity Securities to Other Persons. If any Participant fails to exercise the right of first refusal for the full amount of its Pro Rata portion of Equity Securities proposed to be offered by the Company, then the Company shall have one hundred twenty (120) days thereafter to sell such of the Equity Securities not covered by a purchase election to the person(s) (and only the person(s)) identified by the Company in its Notice provided pursuant to Section 4.2, at a price no lower than, and upon other terms and conditions materially no more favorable to the purchasers thereof than were offered to the Investors pursuant to Section 4.2 hereof.
     4.4 Termination and Waiver of Right of First Refusal. The right of first refusal established by this Section 4 shall not apply to, and shall terminate upon the effective date of the registration statement pertaining to the Company’s first Qualified Public Offering; provided, that if such registration does not become effective, the right of first refusal established by this Section 4 shall be deemed to have been reinstated notwithstanding such previous termination. The provisions of this Section 4 may be amended or waived only by the agreement of the Company and of the Investors (or any assignee) holding a majority of the outstanding shares of voting capital stock of the Company held by the Investors at any time; provided that no such amendment or waiver shall affect an Investor in a more adverse or disproportionate manner than the other Investors without obtaining the consent of such adversely and disproportionately affected Investor (excluding for this purpose any adverse or disproportional effects resulting solely from differences in the numerical per share dividend rate, ranking, original issue price, redemption price or conversion price of a series of Preferred Stock, but including the circumstance where an Investor’s rights under this Section 4 are waived in respect of a financing transaction in which one or more other Investors are allowed to participate), and further provided that no right may be taken away from the Founding Stockholder without the consent of holders of a majority of the shares of voting capital stock held by the Founding Stockholder.
     4.5 Transfer of Rights of First Refusal. Each Investor may assign its right of first refusal under this Section 4 in whole or in part to one or more of the following: any subsidiary, parent, general partner, limited partner, former partner, member, former member, general partner of a general partner, or affiliate of such Investor or in the case of Tudor, to any Tudor Entity, or in the case of VantagePoint Entities, to any VantagePoint Entity, or in the case of the 3i Entities, any 3i Affiliate, who shall agree to be bound by this Agreement in connection with and following such purchase.
     4.6 Excluded Securities. The right of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:
          (a) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to compensation plans, compensation agreements, or other compensation arrangements that are approved by the Board of Directors.
          (b) shares of Series E Preferred Stock issuable pursuant to the Series E Purchase Agreement;
          (c) stock issued pursuant to the conversion or exercise of outstanding options, outstanding warrants, or any other outstanding convertible or exercisable securities as of the date of this Agreement;
          (d) stock issued pursuant to rights or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Section 4 applied with respect to the initial sale or grant by the Company of such rights or agreements;
          (e) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination that is approved by the Board of Directors;
          (f) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;
          (g) shares of Common Stock issued upon conversion of the Shares;
          (h) any Equity Securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution; provided, such equipment leasing arrangement, or debt financing is approved by the Board of Directors and, if such issuances exceed in the aggregate 1,000,000 shares, the consent of the holders of at least a majority of the Preferred Stock voting as a single class;
          (i) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements or (iii) strategic customer relationships; provided that such strategic transactions and the issuance of shares therein has been approved by the Board of Directors and, (x) if such issuances exceed in the aggregate 1,000,000 shares of Common Stock (on an as-converted or exercised basis), the consent of the holders of at least a majority of the Preferred Stock, voting as a single class and (y) if such issuance is at a valuation below $12.29 per share, the consent of the holders of at least a majority of the Series D Preferred Stock, voting as a separate class; or
          (j) any Equity Securities issued in connection with the Company’s Initial Public Offering.
SECTION 5. MISCELLANEOUS
     5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to that state’s conflicts of laws principles. Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement or (ii) with respect to which a party seeks injunctive or other equitable relief, shall be submitted to arbitration by one arbitrator. In connection with any arbitration conducted pursuant to this Agreement, the Company shall nominate not less than five potential arbitrators who shall be independent of the Company and who shall have reasonable experience in the type of transactions provided for in this Agreement or in the area of disputes involving complex commercial transactions. The holders of a majority of the Preferred Stock (on an as-converted basis), voting together as a single class, shall select a single arbitrator from among the persons nominated by the Company. The arbitration shall take place in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other discovery as may be allowed by the arbitrators. Depositions shall be conducted in accordance with the New York Code of Civil Procedure. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator. A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each party will bear its own costs in respect of any disputes arising under this Agreement. The parties knowingly and voluntarily agree to this arbitration provision and acknowledge that, except with respect to proceedings involving a request for injunctive or other equitable relief, arbitration shall be instead of any civil litigation, meaning that the parties each are waiving any rights to a jury trial. Each of the parties to this Agreement consents to personal jurisdiction and venue for any equitable action sought in the

United States District Court for the Southern District of New York and any state court in the State of New York that is located in New York County (and in the appropriate appellate courts from any of the foregoing).
     5.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Investor and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.
     5.3 Successors and Assigns.
          (a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.
          (b) In addition to the provisions of Section 2.10 and notwithstanding anything herein contained to the contrary or any provision of the Series E Purchase Agreement or any related agreement or the Series D Purchase Agreement or any related agreement or the Series C Purchase Agreement or any related agreement or the Series B Purchase Agreement or any related agreement, or the Series A Purchase Agreement or any related agreement, (a) each of Blue Rock Capital, L.P. (“BRC”), Cross Atlantic Technology Fund, L.P. (“XATF”), Edison Venture Fund IV, LP (“Edison”), Tudor, The Raptor Global Portfolio, Ltd. (“Raptor”) and ALTAR Rock Fund L.P. (“Altar”) shall each have the right to assign all of its rights and obligations under this Agreement to a transferee or assignee which is a subsidiary, parent, general partner, limited partner or affiliate of BRC, XATF, Edison, Tudor, Raptor or Altar, as the case may be; provided, however, that each of BRC, XATF, Edison, Tudor, Raptor or Altar, as the case may be, shall, within ten (10) days after such transfer or assignment, furnish to the Company written notice of the name and address of such transferee or assignee and such transferee or assignee shall agree in writing to be subject to the restrictions set forth in this Agreement, (b) each of each of VantagePoint, VantagePoint Venture Partners IV, L.P. (“Venture Partners”) and VantagePoint Venture Partners IV Principals Fund, L.P. (“Principals Fund”) shall each have the right to assign all of its rights and obligations under this Agreement to a transferee or assignee which is which is a subsidiary, parent, general partner, limited partner, affiliate of VantagePoint, Vantage Partners or Principals Fund, as the case may be, or a VantagePoint Entity; provided, however, that each of VantagePoint, Venture Partners or Principals Fund, as the case may be, shall, within ten (10) days after such transfer or assignment, furnish to the Company written notice of the name and address of such transferee or assignee and such transferee or assignee shall be subject to the restrictions set forth in this Agreement, and (c) the 3i Entities shall have the right to assign all of its rights and obligations under this Agreement to any 3i Affiliate; provided, however, that the 3i Entities shall, within ten (10) days after such transfer or assignment, furnish to the

Company written notice of the name and address of such transferee or assignee and such transferee or assignee shall agree in writing to be subject to the restrictions set forth in this Agreement applicable to the 3i Entities.
     5.4 Entire Agreement. This Agreement and the Schedule hereto, constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof.
     5.5 Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     5.6 Amendment and Waiver.
          (a) Except as otherwise expressly provided herein (including but not limited to Section 4.4), this Agreement may be amended or modified only upon the consent of the Company and the holders of at least a majority of the Registrable Securities; provided that no such amendment shall affect a Major Investor Entity in a more adverse or disproportionate manner than the other holders of Registrable Securities or any particular series of Preferred Stock in a more adverse and disproportionate manner than the other series of Preferred Stock (including by affecting specific rights or obligations provided only to such Major Investor Entity or series of Preferred Stock) without obtaining the consent of such adversely and disproportionately affected Major Investor Entities or series of Preferred Stock (excluding for this purpose any adverse or disproportional effects resulting solely from differences in the numerical per share dividend rate, ranking, original issue price, redemption price or conversion price of a series of Preferred Stock).
          (b) Except as otherwise expressly provided herein, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the consent of the holders of at least a majority of the Registrable Securities; provided that no such waiver shall affect a Major Investor Entity in a more adverse or disproportionate manner than the other series of Preferred Stock (including by affecting specific rights or obligations provided only to such Major Investor Entity or series of Preferred Stock) than the other holders of Registrable Securities or any particular series of Preferred Stock in a more adverse or disproportionate manner without obtaining the consent of such adversely and disproportionately affected Major Investor Entities or series of Preferred Stock (excluding for this purpose any adverse or disproportional effects resulting solely from differences in the numerical per share dividend rate, ranking, original issue price, redemption price or conversion price of a series of Preferred Stock).
     5.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such

Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.
     5.8 Notices and Consents. All notices and consents required or permitted hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.
     5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY: GAIN CAPITAL HOLDINGS, INC.
By:	/s/ Glenn Stevens
Glenn Stevens
Chief Executive Officer

FOUNDING STOCKHOLDER:
By:	/s/ Mark E. Galant
Mark Galant

The Mark E. Galant 2007 GRAT
By:	/s/ Mark E. Galant
	Name:	Mark E. Galant
	Title:	Trustee

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

SERIES D INVESTORS: VANTAGEPOINT VENTURES PARTNERS IV (Q), L.P.
By:	VantagePoint Venture Associates IV,
L. L.C., its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P.
By:	VantagePoint Venture Associates IV,
L.L.C., its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.
By:	VantagePoint Venture Associates IV,
L.L.C., its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VP NEW YORK VENTURE PARTNERS, L.P.
By:	VantagePoint Venture Associates IV,
L.L.C., its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

SERIES C INVESTORS: TUDOR VENTURES II, L.P.
By:	Tudor Ventures Group, L.P.
its General Partner

By:	/s/ Carmen J. Scarpa, Jr.
TUDOR VENTURES II L.P.
By:	Tudor Ventures Group L.P., general partner
By:	Carmen J. Scarpa, Jr.
Managing Director, Tudor Ventures Group LLC

THE RAPTOR GLOBAL PORTFOLIO, LTD.
By:	Tudor Investment Corporation,
as Investment Advisor

By:	/s/ Carmen J. Scarpa, Jr.
Carmen J. Scarpa, Jr.
Managing Director Tudor Investment Corporation as Investment Advisor The Raptor Global Portfolio Ltd.

ALTAR ROCK FUND L.P.
By:	Tudor Investment Corporation,
its General Partner

By:	/s/ Carmen J. Scarpa, Jr.
Carmen J. Scarpa, Jr.
Managing Director Tudor Investment Corporation as General Partner Altar Rock Fund L.P.

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

SERIES B INVESTORS: EDISON VENTURE FUND IV SBIC, L.P.
By:	Edison Partners IV, SBIC, LLC,
its General Partner

By:	/s/ Chris Sugden
	Name:	Chris Sugden
	Title:	General Partner

CROSS ATLANTIC TECHNOLOGY FUND, L.P.
By:	XATF Management, LP, its General Partner,
by Cross Atlantic Capital Partners, its General
Partner

By:	/s/ Gerry McCrory
Gerry McCrory
Partner

BLUE ROCK CAPITAL, L.P.
By:	Blue Rock Partners, L.P., its General Partner,
by Blue Rock, Inc., its General Partner

By:	/s/ Virginia Breen
Virginia Breen
President

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

SERIES A INVESTORS: CROSS ATLANTIC TECHNOLOGY FUND, L.P.
By:	XATF Management, LP, its General Partner,
by Cross Atlantic Capital Partners, its General Partner

By:	/s/ Gerry McCrory
Gerry McCrory
Partner

BLUE ROCK CAPITAL, L.P.
By:	Blue Rock Partners, L.P., its General Partner,
by Blue Rock, Inc., its General Partner

By:	/s/ Virginia Breen
Virginia Breen
President

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

SERIES E INVESTORS: 3I U.S. GROWTH PARTNERS L.P.
By:	3i U.S. Growth Corporation, its general partner

By:	/s/ Whitney Bower
Name: Whitney Bower
Title: Partner

3I TECHNOLOGY PARTNERS III L.P.
By:	3i Technology Corporation, its general partner

By:	/s/ David Silverman
Name: David Silverman
Title: Senior Vice President

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

SERIES E INVESTORS: VANTAGEPOINT VENTURE PARTNERS IV (Q), L.P.
By:	VantagePoint Venture Associates IV,
L. L.C., its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VANTAGEPOINT VENTURE PARTNERS IV, L.P.
By:	VantagePoint Venture Associates IV,
L. L.C., its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VANTAGEPOINT VENTURE PARTNERS IV PRINCIPALS FUND, L.P.
By:	VantagePoint Venture Associates IV,
L. L.C., its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

VP NEW YORK VENTURE PARTNERS, L.P.
By:	VantagePoint Venture Associates IV,
L. L.C., its General Partner

By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title:	Managing Member

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

GAIN CAPITAL HOLDINGS, INC.
COUNTERPART SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR
RIGHTS AGREEMENT
January       , 2008
The undersigned desiring to become an Investor as of the date set forth above of GAIN Capital Holdings, Inc., a Delaware corporation (the “Company”), hereby adopts and agrees to be bound by all of the terms and provision of, and shall be entitled to all of the benefits and privileges of, the Amended and Restated Investor Rights Agreement dated as of January 11, 2008, among the Company and the Investors named therein (the “Investor Rights Agreement”) and further authorizes the Company to attach this signature page to the Investor Rights Agreement in order to make the undersigned a party to the Investor Rights Agreement.

Name:
Title:

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

SCHEDULE A
Schedule of Investors
Name and Address
Founding Stockholder
Mark Galant together with The Mark E. Galant 2007 GRAT
Series A Investors
Cross Atlantic Capital Partners, Inc.
5 Radnor Corporate Center, #555
100 Matsonford Road
Radnor, PA19087
Blue Rock Capital, L.P.
230 Lackawanna Drive
Andover, NJ 07821
Series B Investors
Edison Venture Fund IV, L.P.
5 Radnor Corporate Center, #555
100 Matsonford Road
Radnor, PA19087
Cross Atlantic Capital Partners, Inc.
5 Radnor Corporate Center, #555
100 Matsonford Road
Radnor, PA19087
Blue Rock Capital, L.P.
230 Lackawanna Drive
Andover, NJ 07821
Series C Investors
Tudor Ventures II, L.P.
50 Rowes Wharf
6th Floor
Boston, MA 02110
The Raptor Global Portfolio, Ltd.
50 Rowes Wharf

6th Floor
Boston, MA 02110
ALTAR Rock Fund L.P.
50 Rowes Wharf
6th Floor
Boston, MA 02110
Series D Investors
VantagePoint Venture Partners IV (Q), L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
VantagePoint Venture Partners IV, L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
VantagePoint Venture Partners Principals Fund, L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
VP New York Venture Partners, L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
Series E Investors
3i U.S. Growth Partners L.P.
880 Winter Street, Suite 330,
Waltham, MA 02451
3i Technology Partners III L.P.
880 Winter Street, Suite 330,
Waltham, MA 02451
VantagePoint Venture Partners IV (Q), L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
VantagePoint Venture Partners IV, L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
VantagePoint Venture Partners Principals Fund, L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
VP New York Venture Partners, L.P.
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066